Exhibit 99.1

Media Contact:

Cynthia Nowak, Zillow

206-757-2701 or press@zillow.com

Zillow Completes Acquisition of Mortech

Expands Professional Services in Zillow Mortgage Marketplace

SEATTLE – Nov. 30, 2012 — Zillow, Inc. (NASDAQ: Z), the leading real estate information marketplace, today announced it has completed the acquisition of Mortech, Inc. for approximately $12 million in cash and 150,000 shares of restricted stock. The planned acquisition was announced earlier this month.

Mortech™ accelerates the development of Zillow® Mortgage Marketplace, Zillow’s lending marketplace where borrowers can connect instantly with reputable lenders to get personalized loan options and real-time mortgage rates. Now Zillow will deliver valuable marketing and productivity solutions to mortgage professionals to help them manage their business and convert more borrower contacts to funded loans. Currently on Zillow Mortgage Marketplace, borrowers submit more than 1 million loan requests per month and receive on average 25 customized quotes, which they can compare alongside more than 23,000 lender reviews.

“This acquisition represents an exciting leap forward in the development of our mortgage marketplace as Zillow will now deliver valuable marketing and productivity solutions to mortgage lenders to help them grow and manage their business,” said Spencer Rascoff, Zillow CEO. “We are incredibly excited to officially welcome the Mortech team to Zillow.”

Mortech, which was founded in 1987, will continue to operate from its Lincoln, Neb. office. The company’s president, Don Kracl, has been named vice president of mortgage tools at Mortech.

“Zillow is investing significant resources into its mortgage vertical, which will enable Mortech to broaden the reach of our product and deliver even better solutions to lenders. We are thrilled to be part of the team,” said Kracl.

Mortech is the fifth acquisition completed by Zillow in two years and its first in the mortgage sector. In October, Zillow acquired Buyfolio™, a mobile and online collaborative shopping platform where home shoppers can search, track, organize and discuss for-sale listings with their real estate agent and others in their personal network. Zillow acquired RentJuice®, the foundation of Zillow Rentals, in May. In 2011, Zillow acquired Diverse Solutions®, which helps real estate agents market their businesses and improve their personal websites, and Postlets®, a leading online real estate listing creation and distribution platform. Each of these companies provides valuable services that support Zillow’s strategic expansion beyond a traditional media model to offer a suite of marketing and business services to local professionals. Earlier this month, Zillow entered into a definitive agreement to buy HotPads, a map-based rental and real estate search site, which will be the company’s sixth acquisition and is expected to close in the fourth quarter of 2012.

About Zillow, Inc.

Zillow (NASDAQ: Z) is the leading real estate information marketplace, providing vital information about homes, real estate listings and mortgages through its mobile applications and websites, enabling homeowners, buyers, sellers and renters to connect with real estate, mortgage and rental professionals best suited to meet their needs. Nearly 36 million unique users visited Zillow’s mobile applications and websites in October 2012. Zillow, Inc. operates Zillow.com®, Zillow Mortgage Marketplace, Zillow Mobile, Postlets, Diverse Solutions, Zillow Rentals, Buyfolio and Mortech. The company is headquartered in Seattle.

The Zillow logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=10012 Zillow.com, Zillow, Postlets, RentJuice and Diverse Solutions are registered trademarks of Zillow, Inc. Buyfolio and Mortech are trademarks of Zillow, Inc.

(ZFIN)

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks and uncertainties, including, without limitation, the statements regarding the expected benefits of our acquisition of Mortech. Statements containing words such as “may,” “believe,” “anticipate,” “expect,” “intend,” “plan,” “project,” “will,” “projections,” “business outlook,” “estimate,” or similar expressions constitute forward-looking statements. Differences in Zillow’s actual results from those anticipated in these forward-looking statements may result from actions taken by Zillow as well as from risks and uncertainties beyond Zillow’s control. Factors that may contribute to such differences include, but are not limited to, Zillow’s ability to successfully integrate and realize the benefits of its acquisition of Mortech. The foregoing list of risks and uncertainties is illustrative, but is not exhaustive. For more information about potential factors that could affect Zillow’s business and financial results, please review the “Risk Factors” described in Zillow’s Quarterly Report on Form 10-Q for the three months ended June 30, 2012 and Zillow’s Annual Report on Form 10-K for the year ended Dec. 31, 2011 filed with the Securities and Exchange Commission, or SEC, and in Zillow’s other filings with the SEC. Except as may be required by law, Zillow does not intend, and undertakes no duty, to update this information to reflect future events or circumstances.